 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Effective November 13, 2007, RF Micro Devices, Inc. (RFMD) completed its acquisition of Sirenza Microdevices, Inc. ("Sirenza"), a publicly held supplier of RF components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets.

The following unaudited pro forma condensed combined financial statements are based on the respective historical consolidated financial statements and the accompanying notes of RFMD and Sirenza.  RFMD reports its financial results on a fiscal year basis ending on the Saturday closest to March 31.  Sirenza reports its financial results on a calendar year basis ending December 31.  The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of RFMD and Sirenza and has been prepared to reflect the merger as if it had been consummated on September 29, 2007.  The unaudited pro forma condensed combined statements of income assume that the acquisition took place as of the beginning of our fiscal year 2007.  RFMD's audited consolidated statement of income for the fiscal year ended March 31, 2007 has been combined with Sirenza's audited consolidated statement of income for the year ended December 31, 2006.  RFMD's unaudited consolidated statement of income for the six months ending September 29, 2007 has been combined with Sirenza's unaudited consolidated statement of income for the six months ending September 30, 2007, which was derived from Sirenza's unaudited condensed consolidated statement of income for the three months ended June 30, 2007 combined with Sirenza's unaudited condensed consolidated statements of income for the three months ended September 30, 2007.  These unaudited pro forma condensed combined financial statements are based on the assumptions set forth in the notes to such statements.  The unaudited pro forma adjustments made in connection with the development of the unaudited pro forma information have been made solely for purposes of developing such unaudited pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission.  The unaudited pro forma condensed combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

The unaudited pro forma condensed combined financial statements should be read in conjunction with RFMD's audited consolidated financial statements and notes thereto included in RFMD's Annual Report on Form 10-K for the year ended March 31, 2007 and the audited consolidated financial statements and notes thereto of Sirenza included in Exhibit 99.1 of this report.

The acquisition was accounted for in accordance with the Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141) using the purchase method of accounting.  There are no significant differences between the accounting policies of RFMD and Sirenza.  The total cost of the acquisition has been preliminarily allocated to the assets acquired and the liabilities assumed based upon their respective fair values as determined by RFMD.  The actual allocation of the purchase price and the resulting effect on income may differ from the unaudited pro forma amounts included herein, once RFMD completes its final analysis.   In addition, the pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisition.  Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ from the information presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In thousands)

	RF Micro Devices, Inc. as of September 29, 2007	Sirenza Microdevices, Inc. as of September 30, 2007	Pro Forma Adjustments		Pro Forma Combined
	ASSETS
Current Assets:
Cash and cash equivalents	$329,192	$35,522	$(851)	(1)	$363,863
Short-term investments	372,255	-	(293,404)	(1)	78,851
Accounts receivable, net	104,235	29,827	-		134,062
Inventories	121,473	26,268	9,446	(2)	157,187
Prepaid expenses	9,084	-	-		9,084
Other receivables	35,473	-	-		35,473
Other current assets	7,039	3,348	16,084	(8)	26,471
Total current assets	978,751	94,965	(268,725)		804,991
Property and equipment, net	380,615	18,490	-		399,105	(3)
Goodwill	109,727	62,984	521,554	(4)	694,265
Intangible assets	6,211	49,319	163,151	(5)	218,681
Long-term investments	1,145	-	-		1,145
Other non-current assets	39,562	1,515	(431)	(8)	40,646
Total assets	$1,516,011	$227,273	$415,549		$2,158,833

	LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$69,558	$11,415	$-		$80,973
Accrued liabilities	32,943	9,733	9,116	(6)	51,792
Other current liabilities	4,363	4,147	(1,373)	(7)	7,137
Total current liabilities	106,864	25,295	7,743		139,902
Long-term obligations, net	617,419	198	-		617,617
Other long-term liabilities	11,144	13,016	32,935	(8)	57,095
Total liabilities	735,427	38,509	40,678		814,614
Total shareholders' equity	780,584	188,764	374,871	(9)	1,344,219
Total liabilities and shareholders' equity	$1,516,011	$227,273	$415,549		$2,158,833

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands, except per share data)

	RF Micro Devices, Inc. Twelve Months Ended March 31, 2007	Sirenza Microdevices, Inc. Twelve Months Ended December 31, 2006	Pro Forma Adjustments		Pro Forma Combined

Revenue	$1,023,615	$136,578	$-		$1,160,193
Operating costs and expenses:
Cost of goods sold	666,755	78,881	19,977	(a)	765,613
Research and development	184,979	13,776	-		198,755
Marketing and selling	53,863	10,377	8,319	(a)	72,559
General and administrative	37,301	17,078	-		54,379
Other operating (income) expense	(33,834)	6,232	(6,232)	(b)	(33,834)
Total operating costs and expenses	909,064	126,344	22,064		1,057,472
Income (loss) from operations	114,551	10,234	(22,064)		102,721
Interest expense	(4,583)	(288)	(1,320)	(c)	(6,191)
Interest income	9,305	392	-		9,697
Impairment of investment	(33,959)	(2,850)	-		(36,809)
Other income	1,085	-	-		1,085
Income (loss) before income taxes	86,399	7,488	(23,384)		70,503
Income tax benefit (expense)	(2,983)	107	8,745	(e)	5,869
Net income (loss)	$83,416	$7,595	$(14,639)		$76,372
Net income per share:
Basic	$0.43	$0.17			$0.28
Diluted	$0.39	$0.17			$0.26
Shares used in per share calculations:
Basic	192,137	43,652	77,910	(f)	270,047
Diluted	226,513	45,583	81,357	(f)	307,870

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands, except per share data)

	RF Micro Devices, Inc. Six Months Ended September 29, 2007	Sirenza Microdevices, Inc. Six Months Ended September 30, 2007	Pro Forma Adjustments		Pro Forma Combined

Revenue	$467,444	$92,647	$-		$560,091
Operating costs and expenses:
Cost of goods sold	318,481	50,484	9,109	(a)	378,074
Research and development	96,500	10,514	-		107,014
Marketing and selling	25,142	5,897	4,160	(a)	35,199
General and administrative	18,605	11,759	-		30,364
Other operating (income) expense	2,369	6,489	(6,296)	(b)	2,562
Total operating costs and expenses	461,097	85,143	6,973		553,213
Income (loss) from operations	6,347	7,504	(6,973)		6,878
Interest expense	(4,986)	-	-		(4,986)
Interest income	17,799	-	(7,885)	(d)	9,914
Other income (loss)	629	(204)	-		425
Income (loss) before income taxes	19,789	7,300	(14,858)		12,231
Income tax benefit (expense)	18,275	(1,816)	5,557	(e)	22,016
Net income (loss)	$38,064	$5,484	$(9,301)		$34,247
Net income per share:
Basic	$0.20	$0.11			$0.12
Diluted	$0.17	$0.10			$0.11
Shares used in per share calculations:
Basic	194,443	51,381	91,705	(f)	286,148
Diluted	227,466	52,881	94,382	(f)	321,848

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.     BASIS OF PRO FORMA PRESENTATION

On November 13, 2007, RF Micro Devices, Inc. (RFMD) and Sirenza Microdevices, Inc. (Sirenza) completed a merger under which Sirenza merged into a wholly-owned subsidiary of RFMD, which then merged into RFMD in a transaction accounted for using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet is presented to give effect to RFMD's acquisition of Sirenza as if the mergers had been completed on September 29, 2007.  The statements of operations are presented as if the mergers had been completed as of the beginning of our fiscal year 2007.  The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a preliminary estimated purchase price of approximately $880.9 million, consisting of an exchange ratio of 1.7848 shares of RFMD common stock plus $5.56 in cash for each share of Sirenza common stock, assumed stock options, performance share awards and restricted stock awards, and transaction costs.

The unaudited pro forma condensed combined balance sheet provides for the issuance of approximately 94.0 million RFMD common shares, based upon a fixed exchange ratio of 1.7848 RFMD common shares for each outstanding share of Sirenza common stock upon the completion of the mergers on November 13, 2007.  Under the purchase method of accounting and the guidance of EITF 99-12 "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination", the fair value of the equity consideration was determined using an average of RFMD's closing share prices beginning two days before and ending two days after August 13, 2007, the date on which the acquisition was announced, or $6.04 per share.

Outstanding options to purchase Sirenza common stock and performance share awards to be issued were assumed by RFMD and converted into options/rights to purchase RFMD common stock, based on a formula in the merger agreement.  No cash consideration was paid for stock options or performance share awards.  In accordance with FASB 123(R) "Share-based Payments," the fair value of issued and vested awards (employee stock options, performance share awards and restricted stock awards) assumed by RFMD were recognized as an element of the purchase price with the fair value of the assumed options estimated using the Black Scholes model. The vested portion of this fair value is included in the purchase price.

 Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Sirenza's tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values as of the date of acquisition.  The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and certain valuations that have not been completed as of the date of this filing.  Further adjustments to these estimates may be included in the final allocation of the purchase price of Sirenza, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date).   Accordingly, the pro forma purchase price adjustments are preliminary and have been mode solely for the purpose of providing the unaudited pro forma condensed combined financial statements.

The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (dollars in thousands):

Fair value of RFMD common stock issued to Sirenza shareholders	$568,284
Cash consideration to Sirenza shareholders	293,404
Fair value of RFMD common vested stock awards issued as consideration for replacement of outstanding Sirenza vested stock awards	9,211
Estimated transaction costs/restructuring costs	9,967
Estimated total purchase price	$880,866

The total purchase price of $880.9 was preliminarily allocated to the assets acquired and liabilities assumed based on their fair values as determined by RFMD as of November 13, 2007, as follows (dollars in thousands):

Tangible assets acquired less liabilities	$62,220
Identifiable intangible assets:
Developed technology	127,520
Customer relationships	83,190
In-process research and development	13,860
Order backlog	1,760
Goodwill	592,316
Total purchase price	$880,866

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS - (Continued)

Tangible assets acquired and liabilities assumed
 RFMD has estimated the fair value of tangible assets acquired and liabilities assumed.  These estimates are based on a valuation dated as of November 13, 2007 and are subject to further review by management.

Identifiable intangible assets
RFMD has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach.  These estimates are based on a preliminary valuation and are subject to further review by management. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in thousands):

	Fair Value	Estimated Useful Life
Developed technology	$127,520	7 years
In-process research and development	13,860
Order backlog	1,760	12 weeks
Customer relationships	83,190	10 years

In-process research and development

In-process research and development (IPRD) represents Sirenza's research and development projects that had not reached technological feasibility and had no alternative future use when acquired.  Using the income approach to value the IPRD, RFMD determined that $13.9 million of the purchase price represents purchased in-process technology.  Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined statements of operations.  The IPRD costs have been expensed in RFMD's consolidated financial statements in the period in which the transaction closed.

NOTE 2.     ELIMINATION OF SIRENZA'S HISTORICAL ASSETS AND LIABILITIES

Under the purchase method of accounting, the historical book value of goodwill, intangible assets and deferred taxes were eliminated upon the completion of the merger and the other acquired assets and assumed liabilities and unrecorded intangibles were reevaluated following the completion of the merger as described in Note 3 below.  Deferred taxes have been established based upon the difference between the recorded bases of assets and liabilities and their tax bases.  Any purchase price in excess of the recorded fair value of identified assets and liabilities has been ascribed to goodwill.  In addition, the total stockholders' equity of RFMD has been increased as described in Note 3 below.

NOTE 3.     PRO FORMA ADJUSTMENTS

 The following is a description of pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Balance Sheet
1.  Cash Equivalents and Short-Term Investments

The pro forma adjustment to cash reflects the use of cash equivalents and short-term investments to finance the cash portion of the merger consideration as well as cash paid for transaction costs through September 29, 2007.

2.   Inventories
Raw material inventory is estimated at the current replacement value.  Work-in-process inventory is estimated at the fair market value which is the estimated selling price less the sum of (a) costs to complete the manufacturing process, (b) costs of disposal and (c) a reasonable profit margin for the completing and selling effort.  Finished goods inventory is estimated at the fair market value which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for the completing and selling effort.

3.  Property, plant and equipment

Property, plant and equipment is estimated at the current replacement value.  These estimates are based on a preliminary valuation dated as of November 13, 2007 and are subject to further review by management.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS - (Continued)

4.   Goodwill

The adjustment primarily represents the elimination of Sirenza's historical goodwill and an adjustment of $592.3 million to record goodwill associated with this transaction, which is defined as a preliminary estimate of the excess of the purchase price over the historical net assets of Sirenza, as adjusted to reflect estimates of fair value (see "Note 1, Basis of Pro Forma Presentation").  Also included is an adjustment of approximately $7.8 million which relates to the total difference between the net assets acquired on November 13, 2007 as compared to the pro forma net assets as of September 30, 2007.

5.   Intangible Assets

The adjustment reflects the elimination of Sirenza's previously-existing acquisition-related intangible assets as well as the preliminary estimated fair value of Sirenza's identifiable intangible assets with definite lives totaling $212.5 million (see "Note 1, Basis of Pro forma Presentation").

6.    Accrued Liabilities

The adjustment of $9.1 million reflects estimated unpaid transaction and restructuring costs.

 7.       Deferred Margin on Distributor Inventory

The adjustment reflects the elimination of deferred margin in accordance with EITF 01-3 "Accounting in a Business Combination for Deferred Revenue of an Acquiree" as no legal performance obligation is being assumed by RFMD.

8.       Deferred Taxes

The adjustments reflect an increase in deferred tax liabilities related to the increase in the value of Sirenza's inventory, the removal of Sirenza's deferred tax liabilities related to previously existing acquisition related intangible assets, the addition of deferred tax liabilities related to the preliminary estimated fair market value of Sirenza's identified intangible assets (excluding in-process research and development), the removal of Sirenza's deferred tax assets related to deferred revenue, and the reduction of Sirenza's valuation reserve against deferred tax assets based on a preliminary estimate of realizability subsequent to completion of the mergers (see "Note 1, Basis of Pro Forma Presentation").

9.       Shareholders' Equity

To eliminate Sirenza's historical Shareholders' Equity	$(188,764)
Assumed total purchase price	880,866
Less cash consideration	(293,404)
Less transaction costs	(9,967)
Less in-process research and development	(13,860)
Net adjustments to Shareholders' Equity	$374,871

Income Statement

a.   Cost of Goods Sold, Marketing and Selling and Research and Development

The adjustments reflect the amortization for the developed product technology, customer relationships and order backlog, which will be recognized in the income statement using a straight line method over a term of seven years, ten years and twelve weeks, respectively.  The pro forma amortization expense resulting from the $212.5 million of identifiable intangible assets was $13.3 million for the six months ended September 29, 2007 and $28.3 million for the twelve months ended March 31, 2007.

b.   Other Operating (Income) Expense
The adjustment reflects the elimination of Sirenza's amortization related to the previously-existing acquisition-related intangible assets.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS - (Continued)

c.   Interest Expense

The Company has included an adjustment to reflect pro forma interest expense.  This adjustment is based on the assumption that the issuance of $300.0 million of the $375.0 million subordinated notes that were actually issued in April 2007, were theoretically issued in April 2006 to assist in financing the Sirenza acquisition.  Therefore, interest expense has been calculated for the period from April 2, 2006 to March 31, 2007, based on the effective interest method.

 d.   Interest Income
The adjustment reflects the reduction of recorded interest income related to the lower cash and short term investment balances as a result of the cash used to fund the cash portion of the purchase price.  The interest was calculated using an average interest rate for the six months ended September 29, 2007.

e.   Income Taxes
To adjust tax provision to reflect the effect of the pro-forma adjustments at the statutory rate.  The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had RFMD and Sirenza filed consolidated income tax returns during the periods presented.

f.   Shares Used in Per Share Calculation
The pro forma earnings per share reflect the weighted average number of RFMD shares that would have been outstanding had the transaction occurred at the beginning of the periods presented.  Sirenza's shares outstanding were converted at the exchange ratio of 1.7848.

NOTE 4.     RESTRUCTURING COSTS RELATED TO POST-MERGER RFMD ACTIVITIES

As part of combining the two companies, RFMD expects to incur restructuring costs during the year commencing with the closing of the merger.  The unaudited pro forma condensed combined financial statements do reflect an estimate of adjustments related to those restructuring costs.  These estimates are subject to change as management of RFMD and Sirenza finalize the restructuring activities.